AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

HEALTHTECH SOLUTIONS, INC.

HLTT ACQUISITION INC.,

HEALTHTECH ONCOLOGY, INC.

AND

VARIAN BIOPHARMACEUTICALS INC.

Dated as of March 30, 2021

TABLE OF CONTENTS

MERGER	1
1.1. The Share Exchange
1.2 The Merger	2
1.3. The Effective Time of the Merger	2
1.4. Effect of Merger	2
1.5. Certificate of Formation and Operating Agreement of Surviving Company	2
1.6. Taking of Necessary Action	2

CONVERSION AND EXCHANGE OF SECURITIES	2
2.1. Conversion of Shares	2
(a) Effect of Share Conversion	2
(b) No Further Rights in Company Common Stock	3
2.2. Exchange of Stock Certificates	3
(a) Closing of HoldCo's Transfer Books	3
(b) Effect of Escheat Laws	3
2.3. Stock Legends	3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY	3
3.1. Organization, Good Standing and Qualification of Company; Certificate and Operating Agreement	4
3.2. Organization, Good Standing and Qualification of HoldCo; Certificate and Operating Agreement
3.3 Corporate Power of Company	4
3.4. Subsidiary	4
3.5. Capitalization	4
3.6. Valid and Binding Agreement of Company and HoldCo	5
3.7. No Breach of Statute or Contract	5
3.8. Financial Information	5
3.9. Absence of Undisclosed Liabilities	5
3.10. Absence of Certain Changes	6
3.11. Taxes	6
3.12. Contracts; Insurance	7
3.13. Litigation	8
3.14. Title to Properties; Liens and Encumbrances	8
3.15. Compliance	8
3.16. Compliance with Environmental Laws	9
3.17. Brokers or Finders	9
3.18. Permits and Licenses	9
3.19. Banking Arrangements	9
3.20. Interest in Assets	9

3.21. Employee Benefit Plans	10
3.22. Labor Discussions	10
3.23. Untrue or Omitted Facts	10
3.24 Related Party Disclosure	10
3.25 Representations as to Holdco	10

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB	11
4.1. Organization, Good Standing and Qualification	11
4.2. Articles of Incorporation and By-Laws	11
4.3. Subsidiary	11
4.4. Capitalization	12
4.5. Corporate Authority; Binding Nature of Agreement	12
4.6. No Breach of Statute or Contract	12
4.7. SEC Reports and Buyer Financial Statements	13
4.8. Financial Information	13
4.9. Issuance of Series C Shares	13
4.10. Brokers or Finders	13
4.11. Consents	13
4.12 Litigation	13
4.13. Absence of Undisclosed Liabilities	14
4.14. Absence of Certain Changes	14
4.15. Taxes	14
4.16. Contracts; Insurance	15
4.17. Title to Properties; Liens and Encumbrances	16
4.18. Intellectual Property	17
4.19. Compliance	17
4.20. Compliance with Environmental Laws	17
4.21. Accounts and Notes Receivable	17
4.22. Permits and Licenses	17
4.23. Interest in Assets	18
4.24. Employee Benefit Plans	18
4.25. Labor Discussions	18
4.26. Untrue or Omitted Facts	18

ADDITIONAL AGREEMENTS OF THE PARTIES	18
5.1. Confidentiality	18
5.2. Publicity	19
5.3. Accounting Cooperation	19
5.4. Further Assurances	19
5.5. Tax Matters	19
5.6. Investment	19
5.7. Covenants of the Parties	20
5.8. Spin-Off	20

5.9. Exchange	21
5.10. Prohibition on Future HoldCo Issuances	22

CONDITIONS	22
6.1. Conditions to Obligations of Buyer and Merger Sub	22
(a) Accuracy of Representations and Warranties	22
(b) Performance	23
(c) Certification	23
(d) Resolutions and Written Consents	23
(e) Good Standing Certificates	23
(f) Certificate of Merger	23
(g) Due Diligence	23
(h) Stockholder and Investor Agreements	23
6.2. Conditions to the Obligations of HoldCo and the Company	23
(a) Accuracy of Representations and Warranties	24
(b) Performance	24
(c) Certification	24
(d) Resolutions	24
(e) Certificate of Merger	24
(f) Due Diligence	24

CLOSING	24
7.1. Place and Date of Closing	24
7.2. Items to be Delivered by the Company	25
7.3 Items to be Delivered by Buyer	25

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION	25
8.1. Indemnification by Company	25
8.2. Survival	25
8.3. Indemnification by Buyer	25
8.4. Defense of Claims	26

TERMINATION OF AGREEMENT	26
9.1. Termination	26
9.2. Effect of Termination	26

PARTIES	26
10.1. Parties in Interest	26
10.2 Notices	27
10.3. Affiliates	27

MISCELLANEOUS	28
11.1. Non-Assignability; Binding Effect	28
11.2. Nonsurvival of Representations and Warranties	28

11.3. Exhibits and Schedules	28
11.4. Waiver	28
11.5. Entire Agreement	28
11.6. Modifications and Amendments	28
11.7. Time of Essence	28
11.8. Governing Law	29
11.9. Exclusive Jurisdiction; Venue	29
11.10. Waiver of Jury Trial	29
11.11. Construction	29
11.12. Counterparts	29
11.13. No Strict Construction	29

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of March 30, 2021 by and among HEALTHTECH SOLUTIONS, INC., a Utah corporation (“Buyer”), HLTT ACQUISITION INC., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), HEALTHTECH ONCOLOGY, INC., a Delaware corporation ("HoldCo"), and VARIAN BIOPHARMACEUTICALS INC., a Florida corporation (the “Company”).

R E C I T A L S :

WHEREAS, HoldCo and Company intend to effect a non-statutory share exchange with the result that Company will be a wholly owned subsidiary of HoldCo (the "Share Exchange"); and

WHEREAS, Buyer, Merger Sub and HoldCo intend to effect a merger of Merger Sub with and into HoldCo (the “Merger”) pursuant to this Agreement and in accordance with the Delaware General Corporation Law (“Delaware Law”) whereby the Company will become a wholly-owned subsidiary of the Buyer; and

WHEREAS, the Board of Directors of the Buyer and the Company have determined that the Merger is consistent with and in furtherance of the long-term business strategy of both entities and is fair to, and in the best interest of, the Company, Buyer and their respective stockholders, and the Boards of Directors of the Buyer and the Company have approved and adopted this Agreement and the transactions contemplated hereby; and

WHEREAS, it is intended that for federal income tax purposes the Share Exchange qualify as a tax-free reorganization pursuant to Section 351 of the Code and the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that, for accounting purposes, the Merger will be treated as a purchase.

NOW, THEREFORE, in consideration of the foregoing and the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein, the parties hereto hereby agree as follows:

ARTICLE I

MERGER

1.1       The Share Exchange. Promptly after the execution of this Agreement, the shareholders of the Company shall exchange each of their shares of capital stock of the Company for an equivalent share in HoldCo (the "Share Exchange") pursuant to an agreement that provides for no transfer of consideration or other material terms other than the exchange of shares.

1.2.       The Merger. In accordance with the provisions of, and subject to the terms and conditions of, this Agreement and Delaware Law, at the Effective Time (defined below), Merger Sub shall be merged with and into Holdco (the “Merger”), and HoldCo shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). HoldCo shall keep its name. Merger Sub and HoldCo are sometimes herein referred to as the “Constituent Corporations”.

1.3.       The Effective Time of the Merger. Subject to the provisions of this Agreement and Delaware Law, a certificate of merger with respect to the Merger shall be executed, delivered and filed with the Secretary of State of the State of Delaware by each of the Constituent Corporations on the Closing Date (as hereinafter defined). The Merger shall become effective on the date and time of such filing (the “Effective Time”).

1.4.       Effect of Merger. At the Effective Time, the separate existence of the Merger Sub shall cease, and the Merger Sub shall be merged with and into HoldCo, and the Surviving Corporation shall possess all of the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations and shall have such other effects as provided by Delaware Law.

1.5.       Certificate of Incorporation and By-Laws of Surviving Company. From and after the Effective Time: (a) the Certificate of Incorporation (the “Certificate”) of HoldCo shall be the Certificate of the Surviving Corporation; (b) the By-Laws of the HoldCo (the “By-Laws”), shall be the By-Laws of the Surviving Corporation, and (c) the officers and members of the Board of Directors of HoldCo shall be the officers and members of the Board of Directors of the Surviving Corporation, unless and until removed, or until their respective terms of office shall have expired, in accordance with the Certificate and the By-Laws, as applicable.

1.6.       Taking of Necessary Action. Prior to the Effective Time, the parties hereto shall do or cause to be done all such acts and things as may be necessary or appropriate in order to effectuate the Share Exchange and the Merger as expeditiously as reasonably practicable, in accordance with this Agreement.

ARTICLE II

CONVERSION AND EXCHANGE OF SECURITIES

2.1. (a) Effect of Share Conversion. At the Effective Time, each one thousand (1,000) shares of common stock of HoldCo (“HoldCo Common Stock”), issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into one share of newly-designated Series C Preferred Stock having the rights and preferences as set forth in the Articles of Amendment of the Articles of Incorporation of Buyer as to be filed with the Utah Secretary of State setting forth the designation of rights, etc. for the Series C Shares in the form attached hereto as Exhibit A (the "Series C Shares"). Any number of shares of HoldCo Common Stock less than one thousand held by a shareholder of HoldCo shall be converted into a corresponding fraction of a Series C Share.

(b)       No Further Rights in Company Common Stock. On and after the Effective Time, holders of HoldCo Common Stock shall cease to have any rights as Shareholders of HoldCo or of the Company, except the right to receive the consideration set forth in this Article II.

2.2.       Exchange of Stock Certificates.

(a)        Closing of HoldCo’s Transfer Books. At or after the Effective Time, there shall be no transfers on the transfer books of HoldCo or of HoldCo Common Stock nor of the Company Common Stock that was outstanding immediately prior to the Effective Time.

(b)       Effect of Escheat Laws. Neither the Buyer, the Surviving Corporation, nor any other party hereto shall be liable to a holder of HoldCo Common Stock or of Company Common Stock for any consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

2.3.       Stock Legends. All Series C Shares to be issued in the Merger or upon Exchange per Section 5.9 hereof shall be characterized as “restricted securities” under the Securities Act of 1933 (the “1933 Act”), and each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON THE CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT REGISTRATION IS NOT REQUIRED.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the following representations and warranties to Buyer, on the date hereof, each of which shall be deemed material (and Buyer, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties):

3.1.       Organization, Good Standing and Qualification of Company; Articles of Incorporation and By-Laws. The Company is a corporation duly organized and validly existing under the laws of the State of Florida and is in good standing under such laws and has requisite corporate power and authority to own the assets owned by it and to conduct business as being conducted by it, except where the failure to be existing and in good standing or have such power would not have a Company Material Adverse Effect (as defined herein). The Company is qualified to do business as a foreign corporation in all jurisdictions in which its ownership of assets or activities might require its qualification to do business as a foreign corporation, except where the failure to be so qualified would not have a Company Material Adverse Effect. The Company has made available to Buyer or representatives of Buyer true, correct and complete copies of its Articles and By-Laws, each as amended to date. As used in this Agreement, “Company Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or operations of the Company and HoldCo, taken as a whole, which would prevent the Company from operating in substantially the same manner as presently.

3.2.       Organization, Good Standing and Qualification of HoldCo; Articles of Incorporation and By-Laws. HoldCo is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws and has requisite corporate power and authority to own the assets owned by it and to conduct business as being conducted by it. HoldCo is qualified to do business as a foreign corporation in all jurisdictions in which its ownership of assets or activities might require its qualification to do business as a foreign corporation, except where the failure to be so qualified would not have a Company Material Adverse Effect. HoldCo has made available to Buyer or representatives of Buyer true, correct and complete copies of its Articles and By-Laws, each as amended to date.

3.3.       Corporate Power of Company. The Company and HoldCo each has all requisite corporate power and authority to execute and deliver this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company and HoldCo of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by the respective Boards of Directors of the Company and HoldCo. Except for obtaining the approval of its Shareholders, in accordance with the By-Laws, no further authorization is necessary on the part of either the Company or HoldCo to consummate the transactions contemplated hereby.

3.4.       Subsidiary. HoldCo has only one subsidiary, which is the Company. The Company has no subsidiaries.

3.5.       Capitalization. Schedule 3.5 sets forth all of the current holders of Common Stock of the Company, as of the date of this Agreement. All the issued and outstanding Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable. Except as set forth in Schedule 3.5, as of the date hereof, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, Company Common Stock or any such options, rights, convertible securities or obligations. Except as set forth in Schedule 3.5, there are no existing voting trusts or similar agreements to which the Company is a party with respect to the voting of Company Common Stock. Upon completion of the Share Exchange pursuant to Section 1.1 hereof, HoldCo shall be the record and beneficial owner of all of the outstanding capital stock of the Company, and the current holders of Common Stock of the Company will be the record and beneficial owners of all of the outstanding capital stock of HoldCo.

3.6.       Valid and Binding Agreement of Company and HoldCo. Assuming this Agreement constitutes the valid and binding obligation of the other parties hereto and subject to the adoption of this Agreement by the Company’s Shareholders and the shareholders of HoldCo, this Agreement, when executed and delivered by the Company and HoldCo, constitutes or will constitute the legal, valid and binding obligation of the Company and HoldCo, enforceable against each of them in accordance with its terms, subject to: (a) applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally; and (b) equitable defenses and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

3.7.       No Breach of Statute or Contract. Neither the execution, delivery and performance of this Agreement by the Company or HoldCo nor compliance with the terms and provisions of this Agreement on the part of either will: (i) violate any provision of the Company’s or HoldCo's Articles, By-Laws or any other organizational documents of the Company, as amended, or HoldCo; (ii) require of the Company or HoldCo the issuance of any authorization, license, consent or approval of or require notice to or filing with, any federal or state governmental agency; or (iii) conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both a default under any mortgage, indenture, agreement, permit, deed of trust, lease, franchise, license or instrument to which the Company or HoldCo is a party or by which it or any of its properties is bound, or any judgment, decree, order, rule or regulation or other restriction of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or HoldCo or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or HoldCo pursuant to any such term.

3.8.       Financial Information. The Company has prepared true and complete copies of its audited (by a PCAOB-registered accounting firm) financial statements for years ending December 31, 2020 and 2019 which have been reviewed by the Buyer. Except as noted therein, the Company Financial Statements fairly represent, in all material respects, the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended subject, to normal year end or month end adjustments.

3.9.       Absence of Undisclosed Liabilities. Schedule 3.9 sets forth all debts, liabilities, or obligations, contingent or absolute (“Liabilities”), of the Company, and the payment arrangements with each of the creditors for such Liabilities, except for liabilities or obligations (i) disclosed on the Company Financial Statements, (ii) not required under generally accepted accounting principles to be disclosed on the Company Financial Statements, and (iii) which would not have a Company Material Adverse Effect.

3.10.       Absence of Certain Changes. Since December 31, 2020, the Company has not: (a) suffered any change constituting a Company Material Adverse Effect; (b) amended its Articles or By-Laws; (c) split, combined or reclassified Company Common Stock; (d) declared or set aside or paid any dividend or other distribution with respect to the Company Common Stock; (e) materially changed the Company’s accounting principles, practices or methods; or (f) conducted any transaction or activity other than in the ordinary course of business.

3.11.       Taxes. Except as set forth on Schedule 3.11.

(a)       The Company has filed all Tax Returns (as hereinafter defined) that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes (as hereinafter defined) owed by the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid except for taxes not yet due and payable. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. There are no liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due.

(b)       The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group (as hereinafter defined) filing a consolidated Federal income Tax Return and (ii) has no liability for the Taxes of any Person (as hereinafter defined) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(c)       The Company shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code (as hereinafter defined) or any comparable provision of state, local or foreign tax law. No issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period.

(d)       Except for limitations imposed by Sections 382 through 384 of the Code and analogous provisions of state tax law, neither the Share Exchange nor the Merger will result in any Tax liability to the Company or result in a reduction of the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover, excess charitable contribution or basis of property that otherwise would be available to the Company by reason or as a result of deferred intercompany transactions, excess loss accounts, or otherwise.

(e)       The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)       As used in this Agreement, “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law; “Code” means the Internal Revenue Code of 1986, as amended; “Company” means the Company and/or any corporation that at any time has been a subsidiary of the Company; “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof); “Tax” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other Tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and “Taxes” means any or all of the foregoing collectively; and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

3.12.       Contracts; Insurance. The Company has no currently existing contract, obligation, agreement, plan, arrangement, commitment or the like of any material nature regarding the following:

(a)       Employment, bonus or consulting agreements, pension, profit sharing, deferred compensation, stock bonus, retirement, stock option, stock purchase, phantom stock or similar plans, including agreements evidencing rights to purchase securities of the Company, and agreements among stockholders and the Company;

(b)       Loan or other agreements, notes, indenture, or instruments relating to or evidencing indebtedness for borrowed money, or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of the Company’s property or any agreement or instrument evidencing any guaranty by the Company of payment or performance by any other person;

(c)       Agreements with dealers, sales representatives, brokers or other distributors, jobbers, advertisers or sales agencies;

(d)       Agreements with any labor union or collective bargaining organization or other labor agreements;

(e)       Contracts or series of contracts with the same person for the furnishing or purchase of machinery, equipment, goods or services, including without limitation agreements with processors and subcontractors;

(f)       Joint venture contracts or arrangements or other agreements involving a sharing of profits or expenses to which the Company is a party;

(g)       Agreements limiting the freedom of the Company to compete in any line of business or in any geographic area or with any person;

(h)       Agreements providing for disposition of the business, assets or shares of the Company, agreements of merger or consolidation to which the Company is a party or letters of intent with respect to the foregoing;

(i)       Letters of intent or agreements with respect to the Merger of the business, assets or shares of any other business;

(j)       Insurance policies; and

(k)       Leases for real or personal property.

3.13.       Litigation. Except as set forth on Schedule 3.13, there is neither pending nor, to the Company’s knowledge, threatened any legal or governmental action, suit, investigation, proceeding or claim, to which the Company is or may be named as a party by or before any court, governmental or regulatory authority or by any third party that is reasonably likely to have a Company Material Adverse Effect. The Company is not a party or subject to the provisions of any material injunction, judgment, decree, or order of any court, regulatory body, administrative agency or other governmental body. For purposes of this Agreement, “Company’s knowledge” or “known to Company” means knowledge of any of the following officers, directors or senior management of the Company.

3.14.       Title to Properties; Liens and Encumbrances. The Company has good and valid title in all property and assets recorded on the Company Financial Statements, free from all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges. The Company owns or has adequate rights to use all such properties or assets as are necessary to its operations as now conducted.

3.15.       Compliance. The Company is not in violation of any term of its Articles or By-Laws, as amended. Except as set forth on Schedule 3.15, to the Company’s knowledge, the Company is not in violation of or default under any provision of: (a) any mortgage, indenture, contract, agreement, license, deed of trust, lease, franchise, permit or other instrument to which it is a party or by which it or any of its properties are bound and there does not exist any state of facts which constitutes an event of default or which, with notice or lapse of time or both, would constitute an event of default; or (b) any judgment, decree, order, statute, rule or regulation to which the Company is subject to, but excluding from the foregoing clauses (a) and (b), defaults or violations which would not have a Company Material Adverse Effect or which become applicable as a result of the business or activities in which Buyer or Merger Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Buyer or Merger Sub.

3.16.       Compliance with Environmental Laws. To the Company’s knowledge, the Company is in material compliance with all applicable statutes, laws and regulations relating to the protection of the environment or occupational health and safety except for non-compliance which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has not received any written notice of, or to the knowledge of the Company, is the subject of, any actions, claims, investigations, demands or notices alleging liability under or non-compliance with any laws relating to the protection of the environment or occupational health and safety which would, individually or in the aggregate, have a Company Material Adverse Effect.

3.17.       Brokers or Finders. The Company represents, as to itself and its Affiliates, that, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

3.18.       Permits and Licenses. Schedule 3.18 sets forth all permits, licenses, orders, franchises and approvals from all federal, state, local and foreign governmental regulatory bodies held by the Company. The Company has all permits, licenses, orders, franchises and approvals of all federal, state, local and foreign governmental or regulatory bodies, whose failure to be held would have a Company Material Adverse Effect and such permits, licenses, orders, franchises and approvals are in full force and effect, and no suspension or cancellation of any of such other permits, licenses, etc. is pending or to the knowledge of the Company threatened; and the Company is in compliance in all material respects with all requirements, standards and procedures of the federal, state, local and foreign governmental bodies which have issued such permits, licenses, orders, franchises and approvals.

3.19.       Banking Arrangements. Schedule 3.18 sets forth the name of each bank in or with which the Company has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all persons currently authorized to draw thereon or having access thereto; and the names of all persons, if any, now holding powers of attorney from the Company and a summary statement of the terms thereof.

3.20.       Interest in Assets. Neither the stockholders of Company nor any Affiliate(s) of the stockholders nor anyone else other than Company owns any property or rights, tangible or intangible, used in or related, directly or indirectly, to the business of the Company.

3.21.       Employee Benefit Plans. Other than as set forth on Schedule 3.21: (a) there are no “employee pension benefit plans” (within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Pension Plans”) maintained by the Company; and (b) the Company does not have any policies or plans, whether written or not, that provide for vacation benefits, severance benefits, leave rights or other benefits to its employees. There are no outstanding liabilities of the Company to the Pension Plans, and the Company knows of no potential liabilities in connection therewith. There are no actions, suits or claims, other than for benefits in the normal course, pending or to the knowledge of the Company threatened, and the Company has no knowledge of any facts which could give rise to any actions, suits or claims, against any of the Pension Plans, or against the Company which might subject the Company to any material liability.

3.22.       Labor Discussions. The Company is not, and nor has it ever been, a party to any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the Company’s employees, nor obligated under any agreement to recognize or bargain with any labor organization or union, nor involved in any labor discussions with any unit or group seeking to become the bargaining unit for any of its employees.

3.23.       Untrue or Omitted Facts. No representation, warranty or statement by the Company in this Agreement contains any untrue statement of a material fact or omits or will omit to state a fact necessary in order to make such representations, warranties or statements not materially misleading.

3.24       Related Party Disclosure. Except as set forth on Schedule 3.24, no Employee, officer, Shareholder or member of the Board of Directors of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) is involved in any business arrangement or other relationship with the Buyer (whether written or oral), (ii) owns any property or right, tangible or intangible, that is used by the Buyer, (iii) to the knowledge of the Company, has any claim or cause of action against the Buyer or (iv) to the knowledge of the Company, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Acquirer.

3.25 Representations as to HoldCo. Each of the representations and warranties made by the Company with respect to the Company in Section 3.5, Section 3.9 and Sections 3.11 through 3.24 is true and correct as to HoldCo as if made with respect to HoldCo.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

The Buyer and Merger Sub, make the following representations and warranties to Company and HoldCo, each of which shall be deemed material (and Company and HoldCo, in executing, delivering and consummating this Agreement, have relied and will rely upon the correctness and completeness of each of such representations and warranties):

4.1.       Organization, Good Standing and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have an Buyer Material Adverse Effect (as defined herein). Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have an Buyer Material Adverse Effect. Buyer and each of its Subsidiaries (including the Merger Sub) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have an Buyer Material Adverse Effect.

As used in this Agreement, “Buyer Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial, condition or operations of Buyer and its Subsidiaries, taken as a whole which would prevent the Buyer from operating in substantially the same manner as presently or involves more than $10,000.

4.2.       Articles of Incorporation and By-Laws. Buyer has delivered to the Company accurate and complete copies of its Articles of Incorporation including all amendments thereto. There has not been any violation of any provisions of Buyer’s Certificate, and no action has been taken that is inconsistent in any material respect with any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of Buyer. Merger Sub has delivered to the Company accurate and complete copies of its Certificate of Incorporation and applicable consents, including all amendments thereto. There has not been any violation of any of the provisions of Merger Sub’s Certificate, and no action has been taken that is inconsistent with any resolution adopted by the stockholders or the President of Merger Sub.

4.3.       Subsidiary. Buyer is the sole shareholder of Merger Sub and does not directly or indirectly own of record or beneficially any other capital stock or equity interest or investment in any corporation, association or business entity other than that set forth on Schedule 4.3.

4.4.       Capitalization. The authorized capital stock of the Buyer consists of 200,000,000 shares of common stock having a par value of $0.001 and 2,000,000 shares of preferred stock having a par value of $0.001. Currently there are 9,801,269 shares of common stock issued outstanding. Currently there are 156,937 shares of Series A Preferred Stock issued and outstanding. All the issued and outstanding shares of common stock have been duly authorized and validly issued, are fully paid and nonassessable. The Buyer does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations. There are no existing voting trusts or similar agreements to which the Buyer is a party with respect to the voting of the capital stock of the Buyer. All dividends and distributions of any nature with respect to any capital stock of the Buyer, declared or set aside prior to the Closing, have been paid. The Buyer represents that the Buyer does not have any commitments to issue shares other than those shares of Buyer Common Stock to be issued pursuant to the Merger and pursuant to certain convertible debt notes disclosed in the Financial Statements.

4.5.       Corporate Authority; Binding Nature of Agreement. Buyer and Merger Sub each has all requisite corporate power and authority to execute and deliver this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by their respective Boards of Directors. No further corporate authorization is necessary on the part of Buyer or Merger Sub to consummate the transactions contemplated hereby. Assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Agreement, when executed and delivered by Buyer and Merger Sub, constitutes or will constitute the legal, valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject to: (a) applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally; and (b) equitable defenses and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

4.6.       No Breach of Statute or Contract. Except for: (a) the filing of the Certificate of Merger; (b) applicable requirements under corporation or “blue sky” laws of various states; and (c) matters specifically described in this Agreement, neither the execution, delivery and performance of this Agreement by Buyer and Merger Sub, nor compliance with the terms and provisions of this Agreement on the part of Buyer and Merger Sub will: (i) violate any provision of Buyer’s Articles of Incorporation and Merger Sub’s Certificate of Incorporation, by-laws or any other organizational documents of Buyer and Merger Sub, as amended; (ii) require the issuance of any authorization, license, consent or approval of or require notice to or filing with, any federal or state governmental agency; or (iii) conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both a default under any mortgage, indenture, agreement, permit, deed of trust, lease, franchise, license or instrument to which either Buyer or Merger Sub is a party or by which either of them or any of their properties are bound, or any judgment, decree, order, rule or regulation or other restriction of any court or any regulatory body, administrative agency or other governmental body applicable to Buyer or Merger Sub or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Buyer or Merger Sub pursuant to any such term, except in the case of clauses (ii) or (iii) for such violations, breaches or defaults which, or authorizations, licenses, consents, approvals, notices or filings the failure of which to obtain or make, (x) would not have an Buyer Material Adverse Effect or would not materially adversely affect the ability of Buyer or Merger Sub to consummate the transactions contemplated by this Agreement, or (y) would become applicable as a result of the business or activities in which the Buyer or Merger Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, the Buyer or Merger Sub.

4.7.       SEC Reports. The Buyer is a “Reporting Issuer” (as defined in Section 12(g) of the Securities Exchange Act of 1934, as amended) and the Buyer is and will be current in all filings with the U.S. Securities and Exchange Commission through the Closing Date.

4.8.       Financial Information. The Buyer has filed its latest financial statements for the year ended December 31, 2020 on Form 10-K, filed with the SEC on March 2, 2021. Except as noted therein, the Buyer Financial Statements fairly present, in all material respects, the financial position of the Buyer as of the dates thereof and the results of its operations and cash flows for the periods then ended subject, to normal year end or month end adjustments.

4.9.       Issuance of Series C Shares. The issuance and delivery by Buyer of the Series C Shares in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of Buyer. The Series C Shares to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

4.10.       Brokers or Finders. Buyer represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

4.11.       Consents. Buyer’s and Merger Sub’s execution and delivery of this Agreement does not, and Buyer’s and Merger Sub’s performance of this Agreement and the consummation of the transaction contemplated hereby will not require any filing to or receipt of any material consent from any person except for: (a) applicable requirements of the 1933 Act, as amended; (b) state securities or “Blue Sky” laws; and (c) the filing of a Certificate of Merger as required by Delaware Law.

4.12       Litigation. There is neither pending nor, to the Buyer’s knowledge, threatened any legal or governmental action, suit, investigation, proceeding or claim, to which the Buyer is or may be named as a party by or before any court, governmental or regulatory authority or by any third party that is reasonably likely to have an “Buyer Material Adverse Effect”. The Buyer is not a party or subject to the provisions of any material injunction, judgment, decree, or order of any court, regulatory body, administrative agency or other governmental body. For purposes of this Agreement, “Buyer’s knowledge” or “known to Buyer” means knowledge of any of the officers, directors or senior management of the Buyer.

4.13.       Absence of Undisclosed Liabilities. All Liabilities are disclosed on its SEC filings, except: (i) those not required under generally accepted accounting principles to be disclosed on the SEC filings, (ii) those which would not have an Buyer Material Adverse Effect, and (iii) those which arose in the ordinary course of business subsequent to the Buyer’s latest financial Statements.

4.14.       Absence of Certain Changes. Except as disclosed in a Current Report on Form 8-K filed with the SEC, since its last posted Financial Statements, Buyer has not: (a) suffered any change constituting an Buyer Material Adverse Effect; (b) amended its Certificate or By-Laws; (c) split, combined or reclassified Buyer Common Stock; (d) declared or set aside or paid any dividend or other distribution with respect to Buyer Common Stock; (e) materially changed Buyer’s accounting principles, practices or methods; or (f) conducted any transaction or activity other than in the ordinary course of business.

4.15.       Taxes. Except as set forth on Schedule 4.15:

(a)       The Buyer has filed all Tax Returns (as hereinafter defined) that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes (as hereinafter defined) owed by the Buyer (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid except for taxes not yet due and payable. The Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. There are no liens on any of the assets of the Buyer that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due.

(b)       The Buyer is not a party to any Tax allocation or sharing agreement. The Buyer (i) has not been a member of an Affiliated Group (as hereinafter defined) filing a consolidated Federal income Tax Return and (ii) has no liability for the Taxes of any Person (as hereinafter defined) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(c)       The Buyer shall not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code (as hereinafter defined) or any comparable provision of state, local or foreign tax law. No issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period.

(d)       Except for limitations imposed by Sections 382 through 384 of the Code and analogous provisions of state tax law, the Merger will not result in any Tax liability to the Buyer or result in a reduction of the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover, excess charitable contribution or basis of property that otherwise would be available to the Buyer by reason or as a result of deferred intercompany transactions, excess loss accounts, or otherwise.

(e)       The Buyer has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Buyer has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Buyer has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)       The Buyer is not an S corporation (within the meaning of Section 1361(a)(1) of the Code). All material elections with respect to Taxes affecting the Buyer are disclosed or attached to a Tax Return of the Buyer.

(g)       As used in this Agreement, “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law; “Code” means the Internal Revenue Code of 1986, as amended; “Buyer” means the Buyer and/or any corporation that at any time has been a subsidiary of the Buyer. “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof); “Tax” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other Tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and “Taxes” means any or all of the foregoing collectively; and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

4.16.       Contracts; Insurance. Except as set forth in Schedule 4.16 or filed as an exhibit to a report filed by Buyer with the SEC, the Buyer has no other currently existing contract, obligation, agreement, plan, arrangement, commitment or the like of any material nature regarding the following:

(a)       Employment, bonus or consulting agreements, pension, profit sharing, deferred compensation, stock bonus, retirement, stock option, stock purchase, phantom stock or similar plans, including agreements evidencing rights to purchase securities of the Buyer, and agreements among stockholders and the Buyer;

(b)       Loan or other agreements, notes, indenture, or instruments relating to or evidencing indebtedness for borrowed money, or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of the Buyer’s property or any agreement or instrument evidencing any guaranty by the Buyer of payment or performance by any other person;

(c)       Agreements with dealers, sales representatives, brokers or other distributors, jobbers, advertisers or sales agencies;

(d)       Agreements with any labor union or collective bargaining organization or other labor agreements;

(e)       Contracts or series of contracts with the same person for the furnishing or purchase of machinery, equipment, goods or services, including without limitation agreements with processors and subcontractors;

(f)       Joint venture contracts or arrangements or other agreements involving a sharing of profits or expenses to which the Buyer is a party;

(g)       Agreements limiting the freedom of the Buyer to compete in any line of business or in any geographic area or with any person;

(h)       Agreements providing for disposition of the business, assets or shares of the Buyer, agreements of merger or consolidation to which the Buyer is a party or letters of intent with respect to the foregoing;

(i)       Letters of intent or agreements with respect to the Merger of the business, assets or shares of any other business;

(j)       Insurance policies; and

(k)       Leases for real or personal property.

Each of the material contracts, agreements and understandings is in full force and effect, except where the failure to be in full force and effect would not have a Company Material Adverse Effect against the Company. To the knowledge of the Buyer, there are no existing defaults by the Buyer thereunder, which default would result in an Buyer Material Adverse Effect and the other parties are not in default of any of the material contracts, agreements and understandings.

4.17.       Title to Properties; Liens and Encumbrances. The Buyer has good and valid title in all property and assets recorded on the Buyer Financial Statements, free from all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges, except: (a) as would not have an Buyer Material Adverse Effect; (b) as shown on the Buyer Financial Statements or footnotes thereto; or (c) tax, materialmen’s or like liens for obligations not yet due or payable or being contested in good faith by appropriate proceedings. The Buyer owns or has adequate rights to use all such properties or assets as are necessary to its operations as now conducted.

4.18.       Intellectual Property. Except for such claims, which individually or in the aggregate, would not have an Buyer Material Adverse Effect, there are no pending or threatened claims of which the Buyer has been given written notice by any person against their use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefor which are owned by the Buyer and used in its operations as currently conducted (the “Buyer Intellectual Property”). To the Buyer’s knowledge, the Buyer has such ownership of or such rights by license, lease or other agreement to the Buyer Intellectual Property as are necessary to permit it to conduct its operations as currently conducted, except where the failure to have such rights would not have an Buyer Material Adverse Effect.

4.19.       Compliance. The Buyer is not in violation of any term of its Certificate, as amended. To the Buyer’s knowledge, the Buyer is not in violation of or default under any provision of: (a) any mortgage, indenture, contract, agreement, license, deed of trust, lease, franchise, permit or other instrument to which it is a party or by which it or any of its properties are bound and there does not exist any state of facts which constitutes an event of default or which, with notice or lapse of time or both, would constitute an event of default; or (b) any judgment, decree, order, statute, rule or regulation to which the Buyer is subject to, but excluding from the foregoing clauses (a) and (b), defaults or violations which would not have an Buyer Material Adverse Effect or which become applicable as a result of the business or activities in which Company is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Company.

4.20.       Compliance with Environmental Laws. To the Buyer’s knowledge, the Buyer is in material compliance with all applicable statutes, laws and regulations relating to the protection of the environment or occupational health and safety except for non-compliance which would not, individually or in the aggregate, have an Buyer Material Adverse Effect. The Buyer has not received any written notice of, or to the knowledge of the Buyer, is the subject of, any actions, claims, investigations, demands or notices alleging liability under or non-compliance with any laws relating to the protection of the environment or occupational health and safety which would, individually or in the aggregate, have an Buyer Material Adverse Effect.

4.21.       Accounts and Notes Receivable. Buyer has no accounts or notes receivable as of the date of this Agreement.

4.22.       Permits and Licenses. Buyer holds no permits, licenses, orders, franchises or approvals from any federal, state, local or foreign governmental regulatory body. The Buyer has all permits, licenses, orders, franchises and approvals of all federal, state, local and foreign governmental or regulatory bodies, whose failure to be held would have an Buyer Material Adverse Effect and such permits, licenses, orders, franchises and approvals are in full force and effect, and no suspension or cancellation of any of such other permits, licenses, etc. is pending or to the knowledge of the Buyer threatened; and the Buyer is in compliance in all material respects with all requirements, standards and procedures of the federal, state, local and foreign governmental bodies which have issued such permits, licenses, orders, franchises and approvals.

4.23.       Interest in Assets. Except for office space provided to the Buyer by certain Affiliates, neither the stockholders of Buyer nor any Affiliate(s) of the stockholders nor anyone else other than Buyer owns any property or rights, tangible or intangible, used in or related, directly or indirectly, to the business of the Buyer.

4.24.       Employee Benefit Plans. (a) There are no “employee pension benefit plans” (within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Buyer Pension Plans”) maintained by the Buyer; and (b) the Buyer does not have any policies or plans, whether written or not, that provide for vacation benefits, severance benefits, leave rights or other benefits to its employees. There are no outstanding liabilities of the Buyer to the Buyer Pension Plans, and the Buyer knows of no potential liabilities in connection therewith. There are no actions, suits or claims, other than for benefits in the normal course, pending or to the knowledge of the Buyer threatened, and the Buyer has no knowledge of any facts which could give rise to any actions, suits or claims, against any of the Buyer Pension Plans, or against the Buyer which might subject the Buyer to any material liability.

4.25.       Labor Discussions. The Buyer is not, and nor has it ever been, a party to any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the Buyer’s employees, nor obligated under any agreement to recognize or bargain with any labor organization or union, nor involved in any labor discussions with any unit or group seeking to become the bargaining unit for any of its employees.

4.26.       Untrue or Omitted Facts. No representation, warranty or statement by the Buyer in this Agreement contains any untrue statement of a material fact, or omits or will omit to state a fact necessary in order to make such representations, warranties or statements not materially misleading.

ARTICLE V

ADDITIONAL AGREEMENTS OF THE PARTIES

The parties hereby further agree that, from and after the Closing:

5.1.       Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, and subject only to any disclosure requirements which may be imposed upon Buyer under applicable state or federal securities or antitrust laws, it is expressly understood and agreed by Buyer and the Company that: (a) the conversations, negotiations and transactions relating to this Agreement and/or contemplated hereby; and (b) all financial information, business records and other non-public information concerning Buyer or the Company which any of the parties or their respective representatives has received or may hereafter receive, shall be maintained in the strictest confidence by the parties and their respective representatives, and shall not be disclosed to any person that is not associated or affiliated with any of the parties and involved in the transactions contemplated hereby, without the prior written approval of Buyer or the Company, as applicable. The parties hereto shall use their best efforts to avoid disclosure of any of the foregoing or undue disruption of any of the business operations or personnel of Buyer or the Company. Except for information generally available to the public, in the event that the transactions contemplated hereby shall not be consummated for any reason, each of the parties covenants and agrees that neither it nor its representatives shall retain any documents, lists or other writings which they may have received or obtained in connection herewith or any documents incorporating any of the information contained in any of the same (all of which, and all copies thereof in the possession or control of themselves or their representatives, shall be returned to the original source of the material at issue or destroyed, if certified as to such destruction by an officer of such party). The parties hereto shall be responsible for any damages sustained by reason of their respective breaches of this Section 5.1, and this Section 5.1 may be enforced by injunctive relief.

5.2.       Publicity. The initial press releases with respect to the execution of this Agreement shall be acceptable to Buyer and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, nor any of its Affiliates shall issue or cause the publication of any press release with respect to the Merger, this Agreement or the other transactions contemplated hereby or otherwise without the prior agreement of Buyer and Company.

5.3.       Accounting Cooperation. The Company and Buyer shall cause any accountants retained by the Company or Buyer to cooperate in connection with ongoing audit work relating to periods prior to the Closing Date, as required by applicable federal and state securities laws, and other reasonable requirements. Such cooperation shall include, without limitation, providing such assurances, comfort letters and access to work papers as may reasonably be requested by Buyer or Company and its accountants.

5.4.       Further Assurances. From time to time from and after the Closing, the parties shall execute and deliver, or cause to be executed and delivered, any and all such further agreements, certificates and other instruments, and shall take or cause to be taken any and all such further action, as any of the parties may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.

5.5.       Tax Matters. HoldCo and the Company shall use commercially reasonable efforts prior to the Effective Time to cause the Share Exchange to qualify as a tax-free reorganization under Section 351 of the Code. Buyer and the Company shall use commercially reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax-free reorganization under Section 368(a)(1) of the Code. The parties hereto shall report the Share Exchange as a reorganization under Section 351 of the Code and report the Merger as a reorganization within the meaning of Section 368(a) of the Code, and neither Buyer, Merger Sub, HoldCo nor the Company shall take any action or fail to take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization.

5.6.       Investment. Each shareholder of HoldCo will sign a representation letter in form and content acceptable to Buyer representing among other facts that each: (a) understands that the Series C Shares issued in connection with the Merger has not been, and will not be, registered under the 1933 Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, which exemptions are dependent in part on the accuracy of such representations; (b) is acquiring the Series C Shares solely for his or her own account for investment purposes, and not with a view to the sale or distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters so as to be able to evaluate the risks and merits of an investment in the Series C Shares or has had an advisor with sufficient education and experience to advise him or her as to such risks and merits; (d) has access to certain information concerning Buyer, including the Buyer Financial Statements and other filings made by Buyer with the SEC, and has had the opportunity to ask questions and receive answers concerning the transaction and the business of Buyer and to obtain additional information as desired in order to evaluate the merits and risks inherent in holding any Series C Shares; (e) is able to bear the economic risk and lack of liquidity inherent in holding any Series C Shares; and (f) understands that the Series C Shares cannot be transferred other than in a transaction registered or exempt from registration under the 1933 Act and will bear the restrictive legend described in Section 2.4 hereof, and that Buyer has no obligation to register the Series C Shares.

5.7       Covenants of the Parties.

(a)       Note Financing. From time to time following the closing of the Merger, the Buyer will loan funds to the Company and receive in exchange from HoldCo a promissory note in the form attached hereto as Exhibit B (the "HoldCo Note").

(b)       Governance Matters. The Company, Buyer, HoldCo, Merger Sub and the Surviving Corporation shall take all actions necessary so that the matters set forth on Exhibit C occur following the Closing Date.

(c)       Operating Budget Matters. Within [●] days of the Closing Date, the Company and Buyer shall finalize an operating budget for the Surviving Corporation.

5.8       Spin-Off. If at any time the balance of the HoldCo Note equals or exceeds Ten Million Dollars, then the Buyer shall, as promptly as practicable, distribute fifteen percent (15%) of the outstanding capital stock of HoldCo (the "Distributable Shares") to the shareholders of Buyer in proportion to their per-common-share as-converted interest in the equity of Buyer. Buyer may also, at any other time, distribute the Distributable Shares to the shareholders of Buyer in such proportion. Any such distribution shall be made in compliance with the conditions for exemption from registration set forth in Staff Legal Bulletin 4, when such conditions are available, and otherwise pursuant to such registration statement as is required. Notwithstanding the forgoing, in the event that Buyer fails to make a disbursement under the HoldCo Note in accordance with Schedule A thereto and Holdco elects to a spin-off as outlined in this Section 5.8, the Distributable Shares instead of being fifteen percent (15%) of the outstanding capital stock of HoldCo shall be measured on and as of the effective date of the distribution registration statement as follows:

(a) two and one half percent (2.5%) of the outstanding capital stock of HoldCo if the First Disbursement (as defined in the HoldCo Note) is made but the Second Disbursement (as defined in the HoldCo Note) is not made;

(b) five percent (5%) of the outstanding capital stock of HoldCo if the Second Disbursement is made but the Third Disbursement (as defined in the HoldCo Note) is not made;

(c) seven and one half percent (7.5%) of the outstanding capital stock of HoldCo if the Third Disbursement is made but the Fourth Disbursement (as defined in the HoldCo Note) is not made;

(d) ten percent (10%) of the outstanding capital stock of HoldCo if the Fourth Disbursement is made but the Fifth Disbursement (as defined in the HoldCo Note) is not made;

(e) eleven percent (11%) of the outstanding capital stock of HoldCo if the Fifth Disbursement is made but the Sixth Disbursement (as defined in the HoldCo Note) is not made;

(f) twelve percent (12%) of the outstanding capital stock of HoldCo if the Sixth Disbursement is made but the Seventh Disbursement (as defined in the HoldCo Note) is not made;

(g) thirteen percent (13%) of the outstanding capital stock of HoldCo if the Seventh Disbursement is made but the Eighth Disbursement (as defined in the HoldCo Note) is not made; and

(h) fourteen percent (14%) of the outstanding capital stock of HoldCo if the Ninth Disbursement (as defined in the HoldCo Note) is made but the Tenth Disbursement is not made.

If the Tenth Disbursement is made then the Distributable Shares shall equal fifteen percent (15%) of the outstanding capital stock of HoldCo.

5.9       Exchange.

(a)             The outstanding Series C Shares shall be exchangeable, in whole but not in part, for shares of HoldCo Common Stock. The Series C Shares will be exchangeable at the option of the record holders of a majority of the outstanding Series C Shares (the "Exchange Option"), exercised in writing delivered to the Corporation. Said majority holders may exercise the Exchange Option at any time on or after (i) the distribution date for a distribution by the Buyer pursuant to Section 5.8, (ii) the occurrence of a material breach of any covenant of Buyer set forth in Exhibit C hereto which shall be continuing after written notice and a cure period of twenty (20) days, or (iii) any date after April 1, 2023.

(b)             Each whole share of Series C Preferred Stock will be exchangeable for one thousand (1,000) shares of HoldCo Common Stock; provided, however, that after a distribution pursuant to Section 5.8, each whole share of Series C Preferred Stock will be exchangeable for eight hundred fifty (850) shares of HoldCo Common Stock . Fractional shares will be exchangeable proportionately.

(c)             The notice of exercise of the Exchange Option shall designate a date for the exchange (the "Exchange Date"), which shall be not less than 10 nor more than 30 days after the date on which the notice is delivered to the Corporation. Upon receipt of a valid exercise of Exchange Option pursuant to Section 5.9(a), the Corporation will mail to each record holder of the Series C Preferred Stock written notice of the exchange no less than seven days prior to the Exchange Date. The notice shall specify the Exchange Date and the place or places where certificates for Series C Shares are to be surrendered for HoldCo Shares.

(d)             If, after receipt of a valid notice of exercise of the Exchange Option, the Corporation has complied with the provisions of this Section 5.9, then, notwithstanding that any certificates for shares of Series C Preferred Stock have not been surrendered for exchange, at the close of business on the Exchange Date the holders of the Series C Preferred Stock shall cease to be stockholders with respect to the Series C Preferred Stock and shall have no interest in or other claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to the Series C Preferred Stock, except the right to receive the HoldCo Common Stock issuable upon such exchange upon surrender of their certificates, and the shares evidenced thereby shall no longer be deemed outstanding for any purpose.

(e)             The certificates for HoldCo Common Stock will be delivered by the Corporation to the persons entitled thereto upon surrender to the Corporation or its agent appointed for that purpose of the certificates for the shares of Series C Preferred Stock.

5.10     Prohibition on Future HoldCo Issuances. Except as set forth in Section 5.8 or in the text of the Articles of Amendment to Buyer's Articles of Incorporation annexed hereto as Exhibit A (but without giving effect to any subsequent amendment of the Articles), subsequent to the Share Exchange and prior to the Exchange Date defined in Section 5.9(c), HoldCo shall not issue, and Buyer shall not require the issuance of, any shares of HoldCo capital stock.During the same period, the Company shall not issue, nor shall Buyer require the issuance of, any shares of Company capital stock, except that Company may issue up to two percent (2%) in aggregate of its outstanding shares (or options for same) to employees of the Company or consultants thereto (excluding officers or directors or 5% shareholders of the Company or HoldCo) as an incentive for services.

ARTICLE VI

CONDITIONS

6.1.       Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all the following conditions, any one or more of which may be waived in writing by Buyer:

(a)       Accuracy of Representations and Warranties. All representations and warranties made by the Company or HoldCo shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of that date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), would not have a Company Material Adverse Effect.

(b) Performance. The Company and HoldCo shall have performed, satisfied and complied with in all material aspects all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company or HoldCo on or before the Closing Date. The Share Exchange pursuant to Section 1.1 shall have been completed. All of the stockholders of HoldCo shall have surrendered to HoldCo all of their certificates evidencing their ownership interests in HoldCo and Company (or an affidavit and bond in form and content satisfactory to Buyer if a certificate has been lost or destroyed) at or before Closing.

(c) Certification. Buyer shall have received a certificate, dated the Closing Date, signed by an officer of HoldCo certifying that the conditions specified in Sections 6.1(a) and (b) above have been fulfilled.

(d) Resolutions and Written Consents. Buyer shall have received certified resolutions of the Boards of Directors of the Company and HoldCo authorizing the Company’s execution, delivery and performance of this Agreement, and all actions to be taken by the Company hereunder. Buyer shall have also received written consents from all stockholders of HoldCo authorizing HoldCo’s execution, delivery and performance of this Agreement, and all actions to be taken by the Company hereunder or minutes of a meeting of stockholders in lieu of a consent of stockholders.

(e) Good Standing Certificates. The Company shall have delivered to Buyer a certificate issued by the Secretary of State of Florida, evidencing the good standing of the Company in Florida as of a date not more than ten (10) calendar days prior to the Closing Date.

(f)       Certificate of Merger. A Certificate of Merger with respect to the Merger shall have been executed, delivered and filed with the Secretary of State of the State of Delaware by each of the Constituent Corporations on the Closing Date. In addition, at the same time Buyer shall file an amendment to the Articles of Incorporation of the Buyer as set forth on Exhibit A.

(g)       Due Diligence. The Buyer shall in its sole discretion have satisfactorily completed its due diligence of Company.

(h)       Stockholder and Investor Agreements. All stockholder agreements and investor agreements relating to the Company shall have been terminated as of the Effective Time.

6.2.       Conditions to the Obligations of HoldCo and the Company. The obligations of HoldCo and the Company to consummate the Merger and the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by HoldCo and the Company:

(a)       Accuracy of Representations and Warranties. All representations and warranties made by Buyer and Merger Sub shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of that date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), would not have a Buyer Material Adverse Effect.

(b)       Performance. Buyer and Merger Sub shall have performed, satisfied and complied in all material aspects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer on or before the Closing Date.

(c)       Certification. The Company shall have received a certificate, dated the Closing Date, signed by an officer of Buyer certifying that the conditions specified in Sections 6.2(a) and (b) above have been fulfilled.

(d)       Resolutions. The Company shall have received certified resolutions of the Boards of Directors of Buyer and Merger Sub and certified resolutions of Buyer as stockholder of Merger Sub authorizing the Merger and Buyer’s execution, delivery and performance of this Agreement, and all actions to be taken by Buyer and Merger Sub hereunder.

(e)       Certificate of Merger. A Certificate of Merger with respect to the Merger shall have been executed, delivered and filed with the Secretary of State of the State of Delaware by each of the Constituent Corporations on the Closing Date.

(f)       Due Diligence. The Company shall in its sole discretion have satisfactorily completed its due diligence on Buyer and Merger Sub.

ARTICLE VII

CLOSING

7.1.       Place and Date of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at such location as is agreed to between the parties, at a time mutually agreeable to the parties, or on such date as may be reasonably required to accommodate a satisfaction of the conditions precedent to Closing hereunder (the date of the Closing being referred to in this Agreement as the “Closing Date”) but in no event later than March [_], 2021 without consent of the parties.

7.2.       Items to be Delivered by the Company. At the Closing, the Company will deliver or cause to be delivered to Buyer:

(a)       The certificate required by Section 6.1(c);

(b)       The resolutions required by Section 6.1(d);

(c)       The Good Standing Certificates required by Section 6.1(e)

7.3.       Items to be Delivered by Buyer. At the Closing, Buyer will deliver or cause to be delivered to the Company.

(a)       The certificate required by Section 6.2(c);

(b)       The resolutions required by Section 6.2(d);

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

8.1.       Indemnification by Company. Company and HoldCo, jointly and severally, agree to save, defend and indemnify Buyer and Merger Sub against and hold each of them harmless from any and all damages, claims, costs and expenses arising from the breach of any of Company’s or HoldCo's representations, warranties, covenants or agreements contained herein or the documents executed by Company or HoldCo in connection herewith, which arise during the Indemnification Period.

8.2.       Survival. Except as otherwise provided in Section 11.2 of this Agreement, the parties hereto agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a period of two (2) years from the Closing Date, (the “Indemnification Period”). To the extent that a party, its affiliates, shareholders, members, officers, directors, agents, employees, and consultants (an “Indemnified Party” or the “Indemnified Parties”) asserts in writing a claim for damages against an Indemnifying Party (as hereinafter defined) prior to the expiration of the Indemnification Period, which claim reasonably identifies the basis for the claims and the amounts of any reasonably ascertainable damages, the Indemnification Period shall be extended for such claim until such claim is resolved, subject to the limitations hereinafter provided.

8.3.       Indemnification by Buyer. Buyer agrees to save, defend and indemnify current holders of Company common stock who will receive Series C Shares as a result of the consummation and closing of the Merger, against and hold each of them harmless from any and all damages arising from the breach of any of Buyer’s representations, warranties, covenants or agreements contained herein or the documents executed by Buyer in connection herewith, which arise during the Indemnification Period.

8.4.       Defense of Claims. Each party entitled to indemnification under this Article VIII (the “Indemnified Party”) agrees to notify the party required to provide indemnification (the “Indemnifying Party”) with reasonable promptness of any claim asserted against it in respect of which the Indemnifying Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof. The failure of the Indemnified Party to promptly give notice shall not preclude such Indemnified Party from obtaining indemnification under this Article VIII, except to the extent, and only to the extent, that the Indemnifying Party’s failure materially prejudices the rights or increases the liabilities and obligations of the Indemnifying Party. The Indemnifying Party shall have the right, at its election, to defend or compromise any such claim at its own expense with counsel of its choice; provided, however, that: (a) such counsel shall have been approved by the Indemnified Party prior to engagement, which approval shall not be unreasonably withheld or delayed; (b) the Indemnified Party may participate in such defense, if it so chooses with its own counsel and at its own expense; and (c) any such defense or compromise shall be conducted in a manner which is reasonable and not contrary to the Indemnified Party’s interest. In the event the Indemnifying Party does not undertake to defend or compromise, the Indemnifying Party shall promptly notify the Indemnified Party of its intention not to undertake to defend or compromise the claim.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1.       Termination. Notwithstanding anything to the contrary contained herein this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof by the Buyer by delivering written notice to the Company.

9.2.       Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other party or parties specifying such termination is being made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Buyer, Merger Sub or the Company or their respective directors, officers, employees, stockholders, representatives, agents or advisors.

ARTICLE X

PARTIES

10.1.       Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

10.2.       Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally or by email (with receipt) to the party to whom notice is to be given, or on the day after the date sent by recognized overnight courier service with all charges prepaid; or (b) five (5) days after being deposited in the United States mail if sent by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

(a)       If to Buyer and Merger Sub:

Healthtech Solutions, Inc.

90 Broad Street, 16th Floor

New York, NY 10004

email: chairman@mymediscan.com

with a copy to:

Robert Brantl, Esq.

181 Dante Ave.

Tuckahoe, NY 10707-3042

email: rbrantl21@gmail.com

(b)       If to the Company and HoldCo:

Varian Biopharmaceuticals, Inc.

4851 Tamiami Trail North, Suite 200

Naples, FL 34103

with a copy to:

Anthony W. Epps, Esq.

Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, CO 80202

or to such other address as either party shall have specified by notice in writing given to the other party.

10.3.       Affiliates. Wherever used in this Agreement, the term “Affiliate” means, in respect to any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person or entity.

ARTICLE XI

MISCELLANEOUS

11.1.       Non-Assignability; Binding Effect. Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of all other parties hereto. Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

11.2.       Non-survival of Representations and Warranties. The parties hereto agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a period of two (2) years from the Closing Date. This Section 11.2 shall not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time.

11.3.       Exhibits and Schedules. All exhibits and schedules attached hereto (the “Exhibits”) shall be construed with and deemed an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Exhibits shall be deemed to be disclosed for all purposes under this Agreement, and all references to this Agreement herein or in any such Exhibits shall be deemed to refer to and include all such Exhibits.

11.4.       Waiver. No waiver by either party of any default or nonperformance hereunder shall be deemed a waiver of any subsequent default or nonperformance. No waiver shall be effective unless in writing and signed by the party or parties to which the performance of duty is owed. No delay in the serving of any right or remedy shall constitute a waiver of any right or remedy.

11.5.       Entire Agreement. This Agreement contains and represents the entire and complete understanding and agreement concerning and in reference to the arrangement between the parties hereto. The parties hereto agree that no prior statements, representations, promises, agreements, instructions, or understandings, written or oral, pertaining to this Agreement, other than those specifically set forth and stated herein, shall be of any force or effect.

11.6.       Modifications and Amendments. This Agreement may not be, and shall not be construed to have been modified, amended, rescinded, canceled, or waived, in whole or in part, except if done so in writing and executed by the parties hereto.

11.7.       Time of Essence. The parties to this Agreement acknowledge and agree that time is of the essence with respect to the consummation of the transactions contemplated by this Agreement.

11.8.       Governing Law. The validity, interpretation and enforcement of this Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of Delaware without giving effect to its conflicts of laws provisions, and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

11.9.       Exclusive Jurisdiction; Venue. EACH PARTY HERETO AGREES TO SUBMIT TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK, FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM.

11.10.       Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY OF ANY ISSUES SO TRIABLE.

11.11.       Construction. Each party to this Agreement has had the opportunity to consult with counsel of its choice and make comments concerning this Agreement. No legal or other presumption against the party drafting this Agreement concerning its construction, interpretation or otherwise shall accrue to the benefit of any party to this Agreement and each party expressly waives the right to assert such a presumption in any proceedings or disputes connected with, arising out of, or involving this Agreement.

11.12.       Counterparts. This Agreement may be executed by each party upon a separate counterpart, and in such case one copy of this Agreement shall consist of enough of such copies to reflect the signature of all of the parties to this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.

11.13.        No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, and no rule of strict construction shall be applied against any person. The term “including” as used herein shall be by way of example, and shall not be deemed to constitute a limitation of any term or provision contained herein. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.

[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger and Reorganization as of the date first set forth above.

Buyer:

HEALTHTECH SOLUTIONS, INC.

a Utah corporation

By: /s/ Manuel Iglesias

Name: Manuel Iglesias

Title: President

Merger Sub:

HLTT ACQUISITION CORP.

a Delaware corporation

By: /s/ Manuel Iglesias

Name: Manuel Iglesias

Title: President

HoldCo:

HEALTHTECH ONCOLOGY, INC.

a Delaware corporation

By: /s/ Jeffrey Davis

Name: Jeffery Davis

Title: CEO

Company:

VARIAN BIOPHARMACEUTICALS, INC.

a Florida corporation

By: /s/ Jeffrey Davis

Name: Jeffery Davis

Title: CEO

Exhibit A

Description of Series C Shares to be included in Articles of Amendment to Articles of Incorporation

Series C Preferred Stock

The Series C Preferred Stock shall have the powers, preferences, rights, qualifications, limitations and restrictions set forth as follows:

1.                Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, the Holders of the outstanding shares of the Series C Preferred Stock shall be entitled to receive out of the net assets of the Corporation, before any amount shall be paid to the holders of any other class of stock, an amount in cash equal to the Series C Liquidation Preference, to be allocated among the Holders of Series C Preferred Stock on a per share basis, after which the Holders of Series C Preferred Stock shall have no further participation in the distribution of net assets. The "Series C Liquidation Preference" shall equal the sum of (a) five percent (5%) of the net assets of the Corporation available for distribution, multiplied by (b) a fraction, the numerator of which is the number of outstanding shares of Series C Preferred Stock and the denominator of which is Thirty Thousand (30,000).

2.                Voting.

A.	Ordinary Course. Except as set forth in Sections 2(B) or 2(C) below, the holders of the Series C Preferred Stock shall be entitled to vote in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. For this purpose, the holders of Series C Preferred Stock shall be given notice of any meeting of stockholders as to which the holders of Common Stock are given notice in accordance with the bylaws of the Corporation. As to any matter on which the holders of Series C Preferred Stock shall be entitled to vote, the holder of a single share of Series C Preferred Stock shall have voting rights equal to 0.000166666% of the total shares entitled to vote by the holders of all of the then outstanding shares of voting stock of the Corporation, such that, if there are thirty thousand (30,000) shares of Series C Preferred Stock outstanding, then the holders of those shares will have five percent (5%) of the voting power of the Corporation.
B.	The consent of the holders of a majority of the outstanding shares of Series C Preferred Stock, if any, voting as a separate class, shall be required to authorize (by action of the shareholders) or designate (by action of the board of directors) any class or series of capital stock of the Corporation with voting rights that would diminish the voting power of the holders of the Series C Preferred Stock.
C.	The consent of the holders of a majority of the outstanding shares of Series C Preferred Stock, if any, voting as a separate class, shall be required to authorize an Adverse Liquidation Event. An "Adverse Liquidation Event" shall be any Liquidation Event except a Liquidation Event that is preceded by an Exchange of the Series C Preferred Stock pursuant to Section 3 below. A "Liquidation Event" shall mean (a) any voluntary liquidation, dissolution or winding up of the Corporation or (b) any merger or statutory share exchange if following such merger or share exchange the holders of the Corporation's capital stock own less than a majority, by voting power, of the surviving or resulting corporation or its parent or (c) any sale or other transfer (including a pledge or other hypothecation) by the Corporation of any shares of capital stock of Varian Biopharmaceuticals, Inc., provided, however, that neither an Exchange pursuant to Section 3 below nor a distribution by the Corporation of up to four million five hundred thousand (4,500,000) shares of common stock of Varian Biopharmaceuticals, Inc., a Delaware corporation, to the shareholders of the Corporation shall be a Liquidation Event.

3.                Exchange.

A.	The outstanding shares of Series C Preferred Stock shall be exchangeable, in whole but not in part, for shares of the common stock of Varian Biopharmaceuticals, Inc., a Delaware corporation (the "Varian Shares") The Series C shares will be exchangeable at the option of the Corporation on any date after April 1, 2023 or any prior date on which occurs the closing of a Liquidation Event as defined in Section 2(C)(a) or 2(C)(b), but not as defined in Section 2(C)(c). Each share of Series C Preferred Stock will be exchangeable for one thousand (1,000) Varian Shares.
B.	The Corporation will mail to each record holder of the Series C Preferred Stock written notice of its intention to exchange the Varian Shares for the Series C Preferred Stock no less than 10 nor more than 60 days prior to the date designated by the Corporation for the exchange (the “Exchange Date”). The notice shall specify the Exchange Date and the place or places where certificates for shares of the Series C Preferred Stock are to be surrendered for Varian Shares.
C.	If the Corporation has complied with the provisions of this Section 3, then, notwithstanding that any certificates for shares of Series C Preferred Stock have not been surrendered for exchange, at the close of business on the Exchange Date the holders of the Series C Preferred Stock shall cease to be stockholders with respect to the Series C Preferred Stock and shall have no interest in or other claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to the Series C Preferred Stock, except the right to receive the Varian Shares issuable upon such exchange upon surrender of their certificates, and the shares evidenced thereby shall no longer be deemed outstanding for any purpose.
D.	The Varian Shares will be delivered by the Corporation to the persons entitled thereto upon surrender to the Corporation or its agent appointed for that purpose of the certificates for the shares of Series C Preferred Stock.

4.                Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any sale of the Corporation, capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the

Corporation, the Corporation shall mail to each holder of Series C Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such sale of the Corporation, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up.

* * * * *

EXHIBIT B: HOLDCO NOTE

CONVERTIBLE PROMISSORY NOTE

THE SALE OF THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH TRANSACTION UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

HEALTHTECH ONCOLOGY, INC.

CONVERTIBLE PROMISSORY NOTE

Note Number: _______	Date of Issue: _____________, 2021
Principal Amount: $________________

FOR VALUE RECEIVED, and upon and subject to the terms and conditions set forth herein, Healthtech Oncology, Inc., a Delaware corporation (the “Issuer”), hereby promises to pay to the order of Healthtech Solutions, Inc., a Utah corporation ("Purchaser" and, together with its successors and assigns, the “Holder”), the principal sum of ___________________ ___________ DOLLARS (U.S. $_______________) on the Maturity Date.

This Note was issued pursuant to Section 5.7(a) of the Agreement and Plan of Merger and Reorganization among the Purchaser, HLTT Acquisition Inc., the Issuer and Varian Biopharmaceuticals Inc., a Florida corporation (the "Merger Agreement"). This Note is one of a series of convertible promissory notes of the Issuer to be acquired by Purchaser from time to time pursuant to the Merger Agreement. The other notes so acquired are referred to herein as the “Other Notes” (and, together with this Note, the “Notes”). Funds dispersed under the Notes will be dispersed in accordance with the payment schedule set forth in Schedule A. In the event payments are not dispersed by the Holder on such payment date as set forth in Schedule A and such payment is not made within thirty (30) days, such payment failure (a “Payment Failure”) will result in, at Issuer’s discretion either, (i) the enactment of Section 5.8 of the Merger Agreement or (ii) the Issuer may raise capital in its absolute complete discretion to cover the payment failure

1.                Maturity Date. This Note will mature, and be due and payable in full, on the second anniversary of the Date of Issue set forth above (the “Maturity Date”).

2.                Interest. The obligation set forth below shall not bear interest except as set forth in the following sentence. Upon the occurrence and during the continuance of any Event of Default (as hereinafter defined), all outstanding principal of this Note shall bear interest at the rate of twelve percent (12%) per annum (the “Default Rate”).

3.                Prepayment. The Issuer may, at its option, prepay at any time all, but not less than all, of this Note, if but only if it likewise prepays all of the Notes. Issuer may exercise the option to prepay by paying the Holder 125% of the principal amount of the Note. Issuer will give each Holder of Notes written notice of prepayment under this Section 3 not less than ten days and not more than 30 days prior to the date fixed for such prepayment. Each such notice shall specify the Prepayment Date (which shall be a Business Day), the principal amount of each Note held by such Holder to be prepaid, and any interest to be paid on the Prepayment Date.

4.                Transfer. The Holder may not transfer this Note except in connection with a sale of substantially all of the Holder's assets or a liquidation and dissolution of Holder.

5.                Conversion.

A.	Optional Conversion. At any time, and from time to time, from the Date of Issue, the principal amount of this Note (plus default interest, if any) shall be convertible at the option of the Holder, in whole or in part, into shares of the Issuer's common stock (an "Optional Conversion") at the Optional Conversion Price. Holder shall effect any Optional Conversion by delivering to the Issuer a Notice of Conversion in the form annexed hereto as Annex A setting forth the effective date for the conversion (the "Conversion Date"). The "Optional Conversion Price" shall be, in the order of priority:

a.	If there is quoted on any securities market a bid price for the common stock, the Optional Conversion Price will be the average of the closing bid prices for the five trading days preceding the Conversion Date.
b.	If there is no bid price quoted, the Optional Conversion Price shall be the cash-equivalent price per share in the most recent arms-length sale of common stock or common stock derivatives for cash or assets by the Issuer, provided such sale closed no more than 12 months prior to the Conversion Date.
c.	If the criteria described in "a" or "b" are not available, the Optional Conversion Price shall be the value to which the Holder and the Issuer shall agree, if such written agreement is executed within 10 business days after the Conversion Date.
d.	If none of the aforesaid criteria determines the Optional Conversion Price, then the Optional Conversion Price will be determined by a member of the American Society of Appraisers chosen by agreement of the Holder and the Issuer, with the costs of the appraisal being born equally by the Holder and the Issuer. If the Holder and Issuer have not agreed upon an appraiser within thirty days after the Conversion Date, then either party may apply to a court of competent jurisdiction for appointment of an appraiser.

B.	Mandatory Conversion. As used herein, “Qualified Financing” means the sale (or series of related sales) by the Issuer of its capital stock, or debt or equity securities convertible into or exercisable for its capital stock, in a capital raising transaction, for aggregate gross proceeds to the Issuer of at least Five Million Dollars ($5,000,000). If the aggregate principal amount of Notes issued pursuant to the Merger Agreement equals or exceeds Ten Million Dollars ($10,000,000) (regardless of the aggregate principal amount of such Notes that remain outstanding), then, at the closing of a Qualified Financing, the principal amount of the outstanding Notes (plus default interest, if any) shall automatically convert into the securities sold in such financing at a twenty-five percent (25%) discount to the price at which such securities are sold in such financing (the "Mandatory Conversion Price").

C.       Mechanics of Conversion.

(a)	Mechanics of Optional Conversion. In connection with an Optional Conversion by the Holder, the Holder shall provide the Issuer the Notice of Conversion. Upon receipt from the Holder, this Note shall automatically, and without any further action on the part of the Holder, be converted into shares of Common Stock at the Conversion Price. If the Optional Conversion exhausts the principal amount of the Note, then the Issuer shall not be obligated to record the issuance of the shares of Common Stock issuable upon such conversion in its books and records unless this Note is either delivered to the Issuer or the Holder notifies the Issuer that this Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Issuer to indemnify the Issuer from any loss incurred by it in connection with such loss, theft or destruction. Subject to the preceding sentence, upon receipt by the Issuer of the Notice of Conversion, the Issuer at its expense shall, as soon as practicable thereafter, issue and deliver to the Holder a certificate or certificates for the shares of Common Stock to which such Holder shall be entitled as aforesaid. Such Optional Conversion shall be deemed to have occurred upon the Conversion Date specified in the Notice of Conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of such date.

(b)	Mechanics of Mandatory Conversion. Upon a Mandatory Conversion, the Principal Amount shall automatically, and without any further action on the part of the Holder and whether or not the Note is surrendered to the Issuer, be converted into shares of Common Stock at the Mandatory Conversion Price on the consummation of the Qualified Offering. The Issuer shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such mandatory conversion unless this Note is either delivered to the Issuer or the Holder notifies the Issuer that this Note been lost, stolen or destroyed and executes an agreement satisfactory to the Issuer to indemnify the Issuer from any loss incurred by it in connection with such loss, theft or destruction. Upon receipt by the Issuer of this Note or an agreement satisfactory to the Issuer to indemnify the Issuer from any loss incurred by it in connection with such loss, theft or destruction, the Issuer at its expense shall, as soon as practicable thereafter, issue and deliver to such Holder, or to the nominee or nominees of such Holder, a certificate or certificates for the shares of Common Stock to which such Holder shall be entitled as aforesaid.

D.	Fractional Common Shares. No fractional shares of Common Stock shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Issuer shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share of Common Stock.

E.	Organic Change. If at any time or from time to time after the Date of Issue there shall be a capital reorganization of the Issuer or a merger or consolidation of the Issuer with or into another corporation where the holders of the Issuer’s outstanding voting securities prior to such merger or consolidation do not own over fifty percent (50%) of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Issuer’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the terms of this Section 5 shall be made if necessary so that, upon any subsequent conversion of this Note, the Holder shall have the right to receive the kind and amount of shares of stock and other securities or property of the Issuer or any successor corporation resulting from the Organic Change.

F.	Notice to Holder. If (A) the Issuer shall declare a dividend on the shares of Common Stock, (B) the Issuer shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Issuer shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of Common Stock of any class or of any rights, (D) the approval of any stockholders of the Issuer shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Issuer is a party, any sale or transfer of all or substantially all of the assets of the Issuer, any compulsory share exchange whereby the shares of Common Stock are converted into other securities, cash or property, or any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Issuer, then, in each case, the Issuer shall cause to be mailed to the Holder at its last address as it shall appear upon the Note Register of the Issuer, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Issuer or any of its subsidiaries, the Issuer shall simultaneously publicly disclose such notice. The Holder shall remain entitled to convert this Note during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

6.       Events of Default. An “Event of Default” will occur if:

(a)             The Issuer fails to pay any principal of this Note or any Other Note within five Business Days after such amount becomes due and payable in accordance with the terms hereof or thereof; or

(b) The Issuer or any of its subsidiaries (i) commences any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or (ii) is the debtor named in any other case, proceeding or other action of a nature referred to in clause (i) above which results in the entry of an order for relief or any such adjudication or appointment and remains undismissed, undischarged or unbonded for a period of sixty (60) days, or (iii) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence to, any order, adjudication or appointment of a nature referred to in clause (i) or (ii) above, or (iv) shall generally not be paying, shall be unable to pay, or shall admit in writing its inability to pay its debts as they become due, or (v) shall make a general assignment for the benefit of its creditors; or

(c)       [Reserved]; or

(d)        There shall occur a change in ownership or control of the Issuer (other than through an Exchange as contemplated in the Merger Agreement or an Exhibit thereto or the issuance of shares contemplated herein as a result of a Payment Failure) effected through any of the following transactions:

(i)       a merger, consolidation or reorganization approved by the stockholders of the Issuer, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the Issuer are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Issuer’s outstanding voting securities immediately prior to such transaction;

(ii) any stockholder-approved transfer or other disposition of all or substantially all of the assets of the Issuer (including a majority of the ownership interest, direct or indirect, in any of its subsidiaries) or any subsidiary of the Issuer; or

(iii) the direct or indirect acquisition by any person or group (within the meaning of the 1934 Act) of persons (other than the Issuer or a person that directly or indirectly controls, is controlled by, or is under common control with the Issuer) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of outstanding securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding securities of the Issuer pursuant to a tender or exchange offer made directly to the stockholders of the Issuer which the Board recommends that such stockholders accept.

7.       Remedies. At such time that an Event of Default has occurred and, if curable, is not cured within thirty (30) days, this Note will automatically mature and 120% of the entire unpaid principal amount of this Note shall become immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. If any Event of Default has occurred, the Holder of this Note may proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding. If an Event of Default has occurred and has been cured, the interest rate shall return to the Default Rate

8.       Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and shall be delivered personally or by nationally-recognized overnight courier for next Business Day delivery to the applicable addresses set forth in the Subscription Agreement (or to such other address as a party may designate by written notice in accordance with the provisions of this Section 8), and will be deemed given and effective on the earliest of (a) the 1st Business Day after the date of mailing if sent by U.S. nationally recognized overnight courier service for next Business Day delivery, or (b) upon actual receipt by the party to whom such notice is required to be given.

9.       Maximum Lawful Rate. In no event shall the amount of interest due or payments in the nature of interest payable hereunder exceed the maximum non-usurious interest permitted by applicable law (the “Maximum Lawful Rate”). If from any possible construction of any document or from receipt of anything of value by the Holder, interest would otherwise be payable in excess of the Maximum Lawful Rate, any such construction or receipt shall be subject to the provisions of this paragraph and such document shall be automatically reformed and the interest payable shall be automatically reduced to the Maximum Lawful Rate, without the necessity of execution of any amendment or new document, and any interest in excess of the Maximum Lawful Rate shall be applied to the reduction of the principal amount owing under this Note, or refunded to the Issuer or other payor thereof if and to the extent such excessive amount exceeds such unpaid principal amount.

10.       Governing Law: Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of New York. The Issuer hereto irrevocably consents to the jurisdiction of the United States federal courts and state courts located in the State of New York and County of New York in any suit or proceeding based on or arising under this Note or the transactions contemplated hereby and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Issuer irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding in such forum. The Issuer further agrees that service of process upon the Issuer in accordance with Section 8 hereof shall be deemed in every respect effective service of process upon the Issuer in any suit or proceeding arising hereunder. Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law. The Issuer hereby waive all rights to a trial by jury.

11.        Miscellaneous.

(a)       The Issuer and every endorser of this Note, and every other person at any time liable for the payment of the indebtedness evidenced by this Note, shall be obligated, to the extent permitted by the laws of the State of New York, to pay to the Holder all expenses of every kind and nature whatsoever incurred in the enforcement of this Note or any rights hereunder (whether or not litigation is commenced), including, but not limited to, reasonable attorneys’ fees (collectively, the “Expenses”), and hereby agrees to pay to the Holder on demand the amount of any and all Expenses.

(b)       The failure of the Holder to exercise any right or remedy granted to it hereunder on any one or more instances shall not constitute a waiver of any Event of Default by the Holder, and all such rights and remedies shall remain continuously in force. No delay or omission in the exercise or enforcement by the Holder of any rights or remedies shall be construed as a waiver of any right or remedy of the Holder, and no exercise or enforcement of any such right or remedy shall be held to exhaust any other right or remedy of the Holder.

(c)       The Issuer’s obligation to pay principal and interest shall be absolute and unconditional and without regard to any defense, offset, or counterclaim which may at any time be available to the Issuer which constitutes, or might be construed to constitute, an equitable or legal discharge of the Issuer or but for this provision might otherwise give rise to a right of offset; provided that nothing contained in this Note shall be construed to prevent or restrict the Issuer from asserting any rights which the Issuer may have against the Holder under this Note or under any provision of law, by a separate action or proceeding but not by abatement, attachment, recoupment, counterclaim, offset or defense against the payments to be made by the Issuer under this Note.

(d)       All covenants, agreements and undertakings in this Note binding upon the Issuer or the Holder shall bind and inure to the benefit of their respective heirs, executors, personal representatives, successors and permitted assigns, whether so expressed or not.

SIGNED AND DELIVERED as of the date first above written.

HEALTHTECH ONCOLOGY, INC.

By:       ____________________________

Name:

Title:

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert the amount specified below of principal and default interest accrued thereon under the Convertible Promissory Note Number _____ (the “Note”) of HEALTHTECH ONCOLOGY, INC. (the “Issuer”), into shares of Common Stock of the Issuer according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Issuer in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any. Capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Note.

Conversion Price: ___________________________

Conversion Date: ___________________________

Principal Amount to be Converted: ___________________________

Accrued Default Interest to be Converted: ___________________________

Number of shares of Common Stock to be issued: ___________________________

Cash to be paid to Holder: ___________________________

Signature: ___________________________

Name: ___________________________

Address for Delivery of Common Stock Certificates, if any:

___________________________

___________________________

SCHEDULE A

Payment Amount	Payment Date
$1,000,000 (“First Disbursement”)	At Closing of the Merger Agreement
$1,000,000 (“Second Disbursement”)	Two Weeks From Closing of the Merger Agreement
$1,000,000 (“Third Disbursement”)	May 31, 2021
$1,000,000 (“Fourth Disbursement”)	June 30, 2021
$1,000,000 (“Fifth Disbursement”)	July 31, 2021
$1,000,000 (“Sixth Disbursement”)	August, 31, 2021
$1,000,000 (“Seventh Disbursement”)	September 30, 2021
$1,000,000 (“Eighth Disbursement”)	October 31, 2021
$1,000,000 (“Ninth Disbursement”)	November 30, 2021
$1,000,000 (“Tenth Disbursement”)	December 31, 2021

EXHIBIT C: CORPORATE GOVERNANCE COVENANTS

1.	Buyer shall appoint one director to its Board of Directors nominated by the Company (the “Company Board Nominees”). Notwithstanding the foregoing, Buyer shall retain authority to increase the size of its Board of Directors.

2.	Buyer shall use its commercially reasonable best efforts to ensure that a majority of Buyer’s voting power will vote in support of the Company Board Nominee at each annual or special meeting of Buyer where the election of directors will be included in the proxy statement.

3.	Subject to adherence to the operating budget described in this Agreement, the Company, HoldCo or the Surviving Corporation, as applicable, shall have discretion on its operations, including, but not limited to, the timing, enrollment and scope of clinical trials, use of proceeds from the Holdco Note, the hiring and firing of employees and the hiring and firing of outside consultants.

4.	The Company, HoldCo or the Surviving Corporation, as applicable, shall maintain financial records in accordance with GAAP.

5.	The Company, HoldCo or the Surviving Corporation, as applicable, shall provide all information reasonably requested by Buyer to permit Buyer to prepare consolidated financial statements to be included in Buyer’s filings with the United States Securities and Exchange Commission

6.	The Company, HoldCo or the Surviving Corporation, as applicable, shall have a five (5) person Board of Directors. Three of the members of the Board of Directors shall be selected by the Varian Shareholders from among the current Board of Directors of the Company andtwo of the members of the Board of Directors shall be appointed by Buyer.